EXHIBIT 99

For Immediate Release	Contact:	Jeffrey Ouellette
518-828-4600
ext. 109

Hudson River Bancorp. Elects M. Bruce Cohen to Board of Directors

(Hudson, NY - May 17, 2001) - Hudson River Bancorp announced today that M. Bruce Cohen has been selected to serve on the Company's Board of Directors, and that of its subsidiary bank, Hudson River Bank & Trust Company. He fills a vacancy created when board member Marcia Race retired this month.

A resident of Albany, Mr. Cohen retired as the Managing Partner of the Capital Region Office of PricewaterhouseCoopers LLP and was the Partner in Charge of their Upstate New York operations. In addition to managing the business of the Firm, he served as the engagement partner for many businesses in the Capital Region. In this latter role, he was a consultant, counselor, and advisor to boards of directors and senior executives, specializing in financial and strategic planning, mergers and acquisitions and financial reporting.

Mr. Cohen is a Certified Public Accountant and graduated from Gannon University of Erie PA. in 1964. After graduation, he served in the United States Army during Vietnam as a Captain from 1966 - 1967.

Mr. Cohen serves on Not for Profit Boards which include the Center for Economic Growth, as Treasurer; Proctor's Theater, Schenectady, Vice Chair Finance Committee; Skidmore College, Saratoga Springs, Business Advisory Council; and Union College, Schenectady, Graduate Management Institute Business Advisory Council. He is a board advisor to C L King & Associates, Inc.; Paradigm Capital Management and PCM Ventures LLC, The Taylor Group and Homestead Funding Corp. and is also a consultant to First Albany Companies, Inc.

Hudson River Bank and Trust Company provides full-service banking, as well as investment management, trust and commercial services through its 38 branch offices located in Columbia, Rensselaer, Albany, Schenectady, Dutchess, Saratoga and Greene counties. Customers' banking needs are served 24 hours a day through an extensive ATM network system and through the Bank's automated telephone banking system. The Bank offers the convenience of Internet Banking through its web site at www.hudsonriverbank.com.